Stock Option Exchange Program Exhibit 99.1

The Option Exchange Program has not commenced and will not commence unless RN shareholders approve the amendments to RN’s existing equity plans to permit the Option Exchange Program. Even if the requisite shareholder approval is obtained, RN may still decide later not to implement the Option Exchange Program. If the requisite shareholder approval is obtained and RN determines to implement the Option Exchange Program, RN will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission upon the commencement of the Option Exchange Program. Persons who may be eligible to participate in the Option Exchange Program are urged to read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available because they will contain important information about the Option Exchange Program. RN shareholders and option holders will be able to obtain these written materials and other documents filed by RN with the Securities and Exchange Commission free of charge from the RN’s website at www.realnetworks.com or from the Securities and Exchange Commission’s website at www.sec.gov. Important Information from Legal

RealNetworks Today RealNetworks continues to focus on our goal of returning the company to growth and profitability Through everyone’s hard work and commitment to Real’s success, we’ve seen recent design wins, momentum with carriers, and new product roll-outs, all while making significant strides in cost efficiency On Monday, we announced a proposed stock option exchange plan to further invest in YOU RN CONFIDENTIAL

Proposed Program Goals for Employees Provide potential value for underwater options Recognize your dedication and hard work to get us this far Focus everyone on the great future opportunities in front of us

Proposed Program Details Requires shareholder approval at September 19 annual meeting Expect to begin the program in late September, and close the offer in mid-October The exchange is purely voluntary – you are not required to participate; it’s a completely personal decision

Proposed Option Exchange Terms All RN employees, worldwide Options with exercise prices above the market price of RNWK around the time of the exchange One-for-one exchange of eligible options for new options with exercise price equal to market price of RNWK at end of exchange period An additional one year vesting period will apply for the new options

Rewarding Your Commitment To Real Everyone has an important role to play in the long-term success of RealNetworks Equity ownership ensures that you get to participate in that success Investing in RealNetworks means investing in YOU